Exhibit 2.n.5

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Capital Corporation of our report dated March 14, 2016 to the consolidated financial statements of Defiance Integrated Technologies, Inc. as of December 31, 2015, 2014 and 2013, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/Crowe Horwath LLP

Fort Wayne, IN

December 22, 2015